EXHIBIT 5.2

December 20, 2010

C. R. Bard, Inc.

730 Central Avenue

Murray Hill, New Jersey 07974

Ladies and Gentlemen:

We have acted as special counsel to C. R. Bard, Inc., a New Jersey corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $250,000,000 aggregate principal amount of 2.875% notes due 2016 (the “2016 Notes”) and $500,000,000 aggregate principal amount of 4.400% notes due 2021 (the “2021 Notes” and, together with the 2016 Notes, the “Securities”) pursuant to the Underwriting Agreement dated December 15, 2010 between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Wells Fargo Securities, LLC and the other several underwriters named in Schedule A thereto (the “Underwriting Agreement”). The Securities will be issued under an indenture (the “Base Indenture”) between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, each dated as of December 20, 2010 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

We have examined the Registration Statement, the Base Indenture and First Supplemental Indenture, which are being filed with the Commission on the date hereof, duplicates of the global notes representing the Securities and the Underwriting Agreement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the issuance of the Securities in accordance with the provisions of the Indenture upon payment of the consideration therefor as provided in the applicable definitive underwriting agreement approved by the Board of Directors of the Company have been duly authorized by all necessary corporate action and, to the extent governed by New Jersey law, have been duly authorized.

We do not express any opinion herein concerning any law other than the law of the State of New Jersey.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Company’s Form 8-K filed on December 20, 2010 and to the use of our name under the caption “Validity of the Securities” in the prospectus included in the Registration Statement, as supplemented by the prospectus supplement dated December 15, 2010.

Very truly yours,

/s/ Drinker Biddle & Reath LLP

DRINKER BIDDLE & REATH LLP

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